Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-107132

March 14, 2006

Free Writing Prospectus

SLM Corporation

Medium Term Notes, Series A

Due 9 Months or Longer From the Date of Issue

Lead Manager(s)	Wachovia Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated

Issuer	SLM Corporation

Note Type	Medium Term Notes, Series A
US MTN Program

Ratings	A2/A

CUSIP	78442F DX 3

USD Amount	$1,000,000,000

Interest Rate	3 Month USD-LIBOR Telerate + 0.20%

Issue Price	100.000%

Commissions	0.125%

Net Proceeds (%)	99.875%

Net Proceeds ($)	$998,750,000

Announcement Date	March 14, 2006

Closing Date	March 17, 2006

Maturity Date	March 15, 2011

Call	N/A

Call Dates	N/A

Redemption Price	N/A

Interest Payment Dates	Quarterly, 15th of March, June, September and December, subject to adjustment

1st Payment Date	June 15, 2006

Reset Dates	Closing date and Quarterly thereafter, 15th of March, June, September and December, subject to adjustment

Rate Determination Date	2 London and New York business days prior to each Reset Date

Daycount Fraction	Actual/360

Business Day Convention	Following Business Day Convention

Business Days	New York

Minimum Denominations	$1,000 and integral multiples thereof

Calculation Agent	SLM Corporation

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America.  Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

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SLM Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the Company, toll free at 1-800-321-7179.